Exhibits 5 and 23


           Opinion of Saiber Schlesinger Satz & Goldstein and Consent


                       Saiber Schlesinger Satz & Goldstein
                                Attorneys At Law
                         One Gateway Center, 13th Floor
                          Newark, New Jersey 07102-5311
                            Telephone (201) 622-3333
                            Telecopier (201) 622-3349


                                                                     May 3, 1996


Anaren Microwave, Inc.
6635 Kirkville Road
East Syracuse, New York 13057

Dear Sirs:

     We have acted as your counsel in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") being filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the 400,000 shares of Common Stock, $.01 par value (the "Common Stock"), of Anaren Microwave, Inc., a New York corporation (the "Company") which are issuable pursuant to stock options (each, an "Option") granted and to be granted pursuant to the Company's Incentive Stock Option Plan (the "Plan").

     We advise you that, in our opinion, upon the issuance of Common Stock pursuant to an Option in accordance with the terms of the Plan, and in each case upon payment to the Company of any price for such Common Stock in accordance with the terms of the Plan, the shares of the Common Stock so issued will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the aforesaid Registration Statement.


                                                      Very truly yours,


                                                      /s/Robert Beller





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